Exhibit 99.1

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investor.relations@cott.com

COTT ANNOUNCES ADOPTION OF CORPORATE POLICY FOR 2010 EQUITY INCENTIVE PLAN

TORONTO, ON and TAMPA, FL — April 28, 2010 — Cott Corporation (NYSE:COT; TSX:BCB) today announced that it has adopted a corporate policy for its 2010 Equity Incentive Plan in advance of its Annual and Special Meeting of Shareowners being held on May 4, 2010. A proxy circular describing the details of the meeting and the 2010 Equity Incentive Plan has been mailed to shareowners and can be accessed at www.cott.com/investors/proxy.

The policy, which was adopted by the Board of Directors on April 28, 2010 in response to discussions by management with RiskMetrics Group – Canada, is effective upon shareowner approval of the 2010 Equity Incentive Plan. Such policy provides that the Board of Directors or the Human Resources and Compensation Committee of the Board of Directors may not, without further shareowner approval:

(A) grant awards under the 2010 Equity Incentive Plan that would result in the issuance of more than 4,000,000 shares in the aggregate;

(B) grant equity to non-employee directors in an amount equal to the lesser of (i) 1% of Cott’s issued and outstanding common shares; and (ii) an annual equity award value of $100,000 per non-employee director;

(C) grant options under the 2010 Equity Incentive Plan that are freely transferable or assignable (other than for normal estate settlement purposes);

(D) extend the term of awards that benefit non-insiders; or

(E) amend the restriction described in (B) above.

RiskMetrics Group – Canada is recommending that shareowners vote in favor of the 2010 Equity Incentive Plan.

Press Release

About Cott Corporation

Cott Corporation (“Cott” or the “Company”) is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With approximately 2,800 employees, the Company operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott markets non-alcoholic beverage concentrates in over 50 countries around the world.

Website: www.cott.com

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